Exhibit 8.1

DAVIS POLK & WARDWELL

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

February 15, 2008

Re:	BBVA International Preferred, S.A. Unipersonal Offer to Exchange Series C $600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities

BBVA International Preferred, S.A. Unipersonal
Plaza de San Nicolás, 4
48005 Bilbao
Spain

Ladies and Gentlemen:

We have acted as special United States counsel to BBVA International Preferred, S.A. Unipersonal, a sociedad anónima of the Kingdom of Spain (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its Series C $600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities (the “Exchange Series C Preferred Securities”) for any and all of its outstanding Series C $600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities (the “Restricted Series C Preferred Securities”).  The Exchange Series C Preferred Securities will be guaranteed by Banco Bilbao Vizcaya Argentaria, S.A. (the “Guarantor”) in accordance with the provisions of the Amended and Restated Guarantee Agreement dated as of January 14, 2008, between the Company and the Guarantor.  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm, as of the date hereof, our opinion set forth under the caption “Taxation ― U.S. Federal Income Tax Considerations” in the Prospectus dated February 15, 2008.

2	February 15, 2008

We are members of the Bar of the State of New York.  The foregoing opinion is based upon and limited to the United States federal tax laws as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4.  The issuance of such consent does not concede that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell

Davis Polk & Wardwell